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                                                                    EXHIBIT 10.3

January 5, 2000


Mr. Cary Thompson


Dear Cary,


         This letter will confirm our discussions over the past few months and evidence our agreement regarding your termination of employment with Aames Financial Corporation ("the Company"). Assuming that you find these terms acceptable, please sign and return a copy of the letter and execute the form of release where indicated.

         1. TERMINATION OF EMPLOYMENT. You and the Company are parties to an existing employment agreement (the "Employment Agreement"). On May 13, 1999, you resigned your employment with the Company as Chief Executive Officer, and you accepted the position of Vice Chairman. As of July 16, 1999, you resigned your employment position as Vice Chairman of the Company, and you are no longer an employee of the Company.

         2. WAIVER AND RELEASE. You agree and acknowledge that, upon payment of the amounts as expressly provided in this letter, you will waive any rights to all amounts due to you under your Employment Agreement. In consideration for the valuable consideration provided to you under this letter, you will execute the release in favor of the Company attached hereto as Exhibit A. /s/ CHT

         3. PAYMENT PERIOD. The "Payment Period" shall mean the period beginning on December 1, 1999 and ending on December 1, 2000.

         4. PAYMENTS. During the Payment Period, the Company shall pay you $50,000 per month, payable in accordance with the Company's normal payroll practices and without any right of offset under Paragraph 7 of your Employment Agreement.

         5. STOCK OPTIONS. Notwithstanding any other provision of your Employment Agreement, the 1999 Aames Financial Corporation Stock Option Plan (the "Option Plan"), or stock option agreement thereunder, to the contrary, you and the Company agree that the Company's obligations to grant you options shall be discharged in full with the grant of 774,049 shares of the Company's common stock (the "Options"). The Options shall be vested and exercisable on the Grant Date and shall remain exercisable until the one year anniversary of the date you cease to be a director of the Company. Except as otherwise specifically provided in this Paragraph 6, your rights and obligations shall be as set forth in the Option Plan.

         6. AUTOMOBILE. Beginning December 1, 1999, you will have the option to purchase your Company provided automobile for $1. This option shall lapse unless exercised prior to February 1, 2000.3



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         7. CONFIDENTIALITY, NONSOLICITATION AND NONCOMPETITION. This Paragraph
7 will confirm that the confidentiality, nonsolicitation, and noncompetition provisions of paragraphs 10 and 11 of your Employment Agreement shall survive the execution of this letter.

         8. ARBITRATION. This Paragraph 8 will confirm that the arbitration provision of paragraph 9 of your Employment Agreement shall survive the execution of this letter.

         9. NON-DEREGATION, PUBLIC COMMENT AND COOPERATION. You agree that, except as required by applicable law, or compelled by process of law, neither you, nor anyone acting on your behalf, shall hereafter (a) make any derogatory, disparaging or critical statement about the Company, or any of the Company's current officers, directors, employees, shareholders or lenders or any persons who were officers, directors, employees, shareholders or lenders of the Company since March 11, 1999 through the date hereof, or (b) without the Company's prior written consent communicated, directly or indirectly, with the press or other media, concerning the past or present employees or business of the Company. You further agree that during and after the Payment Period, you will provide, upon reasonable notice, such information and assistance to the Company as may reasonably be requested by the Company in connection with any audit, governmental investigation or litigation in which it or any of its affiliates is or may become a party. The Company will reimburse you for all reasonable out-of-pocket costs incurred by you in connection with your cooperation hereunder.

         10.      MISCELLANEOUS.

         (a) This letter and the provisions of your Employment Agreement explicitly incorporated by reference herein constitutes the entire agreement between you and the Company and supercedes all prior agreements and understandings, oral or written, between you and the Company with respect to the subject matter hereof, including but not limited to your Employment Agreement.

         (b) The payments due under this Agreement shall be subject to reduction to satisfy all federal, state and local withholding tax obligations.

         (c) This letter shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws. This letter may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors or legal representatives.


                                            Sincerely,



                                            /s/ MANI A. SADEGHI
                                            -----------------------------------
                                            Mani A. Sadeghi
                                            Director


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Agreed and Accepted


/s/ CARY H. THOMPSON                        6/5/99
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Cary H. Thompson                            Date